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                                                                EXHIBIT 4.1


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                               UNIT PURCHASE AGREEMENT

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                                 SUNPHARM CORPORATION


                                   1,828,286 Units


                  Each Unit Consisting of One Share of Common Stock
                                         and
                  One Warrant to Purchase One Share of Common Stock


                                    $3.50 per Unit







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                              Dated as of March 28, 1997

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                               UNIT PURCHASE AGREEMENT


    THIS UNIT PURCHASE AGREEMENT (this "Agreement"), dated as of this 28th day of March, 1997, by and among SunPharm Corporation, a Delaware corporation (the "Company"), and the Persons listed on SCHEDULE A hereto (individually, a "Purchaser" and, collectively, the "Purchasers").

    WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to acquire on the terms and subject to the conditions set forth herein, an aggregate of 1,828,286 units (the "Units");

    WHEREAS, each Unit consists of (i) one share of the Company's Common Stock, $.0001 par value (the "Common Stock") and (ii) one warrant to purchase one share of Common Stock;

    NOW, therefore, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

    SECTION 1.01 DEFINITIONS. As used in this Agreement, references to either gender shall include the other gender, and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Affiliate" shall have the meaning given to such term in Rule 12b-2 of the Rules and Regulations under the Exchange Act.

         "Agreement" means this Unit Purchase Agreement, as amended, modified or supplemented from time to time.

         "Business Day" means any day on which commercial banks are not authorized or required by law to close in New York, New York.

         "Commission" means the United States Securities and Exchange Commission, or any other agency successor thereto.

         "Common Stock" shall mean the Common Stock, par value $.0001 per share, of the

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    Company, and shall include any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock and all other stock of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

         "Company" means and shall include SunPharm Corporation, a Delaware corporation, and its successors and permitted assigns.

         "Current Market Price Per Share" of the Common Stock on any date shall mean the average of the daily closing prices per share of Common Stock for the 20 consecutive Trading Days immediately prior to such date; PROVIDED that in the event that the current market price per share of Common Stock is determined during a period following the announcement by the Company of (A) a dividend or distribution on the Common Stock payable in shares of Common Stock or securities convertible into shares of Common Stock or (B) any subdivision, combination or reclassification of the Common Stock and prior to the expiration of 20 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the Current Market Price Per Share shall be appropriately adjusted to reflect ex-dividend trading or such subdivision, combination or reclassification. The closing price for each day shall be (i) if the Common Stock is then quoted on the Nasdaq National Market, the Nasdaq SmallCap Market or another primary national securities exchange, the closing bid price of the Common Stock as reported by the Nasdaq National Market, the Nasdaq SmallCap Market or such primary national securities exchange (as the case may be), (ii) if the Common Stock is not then traded on the Nasdaq National Market, the Nasdaq SmallCap Market nor on a national securities exchange, the closing bid price in the over-the-counter market as reported by the National Association of Securities Dealers' Automated Quotation System or, if not so reported, the price as reported by the National Quotation Bureau, Inc., or any organization performing a similar function or (iii) if no such prices are then furnished, the fair market value of a share of Common Stock as reasonably determined by the Board of Directors of the Issuer and reasonably acceptable to the holders of a majority of the Warrants.

         "Exchange Act" means the Securities Exchange Act of 1934 or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Person" means an individual, corporation, partnership, association, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Purchaser" has the meaning specified in the introduction to this Agreement, and its successors and permitted assigns.

         "Recapitalization Event" means any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, consolidation, merger or similar event involving a change in the Company's corporate structure.

         "Registrable Shares" means (i) the Shares, (ii) the Warrant Shares and
    (iii) any other shares of Common Stock issued to the Purchasers in respect of the foregoing Shares because of any Recapitalization Event.

         "Securities Act" means the Securities Act of 1933 or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Shares" means the shares of Common Stock included in the Units issued pursuant to this Agreement.

         "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Business Day.

         "Units" has the meaning specified in the recitals to this Agreement; individually, a "Unit".

         "Warrants" shall mean the stock purchase warrants issued pursuant to the Warrant Agreement entitling the record holders thereof to purchase from the Company an aggregate of 1,828,286 shares of Common Stock, subject to adjustment as provided in the Warrant Agreement; individually, a "Warrant".

         "Warrant Agreement" shall mean the Warrant Agreement in the form of EXHIBIT A hereto (including the exhibits thereto), pursuant to which the Warrants shall be issued and shall be exercisable at the Exercise Price (as defined therein) at any time after the Closing Date and before 5:00 P.M., New York time, on the Expiration Date (as defined therein), as amended, modified or supplemented from time to time.

         "Warrant Shares" shall mean the shares of Common Stock issued or issuable upon exercise or conversion of the Warrants, as the number of such shares may be adjusted from time to time pursuant to the Warrant Agreement and the provisions of the Company's Certificate of Incorporation.

                                      ARTICLE II

                            PURCHASE AND SALE OF THE UNITS

    SECTION 2.01 AUTHORIZATION OF THE UNITS. The Company has authorized the issuance and sale of 1,828,286 Units, each Unit consisting of (i) one share of Common Stock and (ii) one Warrant.

    SECTION 2.02 CLOSING. Subject to the terms and conditions set forth in this Agreement, and in reliance on the representations and warranties set forth in this Agreement, the Company agrees to issue and sell to the Purchasers at the Closing and the Purchasers, severally but not jointly, agree to purchase from the Company, that number of Units set forth opposite their respective names on SCHEDULE A under the caption "Number of Units Purchased at Closing" at a purchase price per Unit of Three Dollars and Fifty Cents ($3.50). The aggregate purchase price of the Units being acquired by each Purchaser is set forth opposite such Purchaser's name on SCHEDULE A. The closing of the purchase and sale of the Units (the "Closing") shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. at 5:00 p.m. on March 28, 1997 (the "Closing Date") or at such time and date thereafter as the Purchasers and the Company may agree. At the Closing, the Company will deliver to each Purchaser
(i) certificates for the number of shares of Common Stock included in the Units being purchased by such Purchaser registered in such Purchaser's name (or its nominee) and (ii) certificates for the number of Warrants included in the Units being purchased by such Purchaser registered in such Purchaser's name (or its nominee), against delivery of a check or checks payable to the order of the Company, or a transfer of funds to the account of the Company

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by wire transfer, representing the purchase price set forth opposite each such
Purchaser's name on SCHEDULE A.

                                     ARTICLE III

                       COMPANY REPRESENTATIONS AND WARRANTIES

    In order to induce the Purchasers to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants to the Purchasers as follows:

    SECTION 3.01. ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. The Company is qualified to do business in the State of Florida. The Company is not qualified to do business as a foreign corporation in any other jurisdiction and such qualification is not now required, except to the extent that the failure to so qualify would not have a material adverse effect on the Company's business as currently conducted.

    SECTION 3.02. CORPORATE POWER AND AUTHORIZATION. The Company has the corporate power and authority to execute and deliver this Agreement and the Warrant Agreement, to issue and sell the Shares and Warrants hereunder, to issue and deliver the Warrant Shares issuable upon exercise or conversion of the Warrants, and to perform its obligations under the terms of this Agreement and the Warrant Agreement. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by the Company of this Agreement and the Warrant Agreement and the authorization, sale, issuance and delivery of the Shares and Warrants (and the Warrant Shares issuable upon exercise or conversion of the Warrants) has been taken or will be taken prior to Closing.
 This Agreement and the Warrant Agreement each constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors' rights generally and by general equitable principles. The Shares and the Warrants have been duly authorized and, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable; the Warrant Shares issuable upon exercise or conversion of the Warrants have been duly and validly authorized and reserved for issuance and, when issued in compliance with the provisions of this Agreement and the Warrant Agreement, will be validly issued, fully paid and nonassessable; and the Shares, Warrants and Warrant Shares, when issued and delivered, will be free of any liens or encumbrances created by the Company; PROVIDED, HOWEVER, that the Shares, Warrants and Warrant

Shares may be subject to restrictions on transfer under state or federal securities laws as set forth herein.

    SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists of 27,500,000 shares, divided into 25,000,000 shares of Common Stock, par value $0.0001 per share, of which 3,708,879 shares are issued and outstanding, and 2,500,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"), none of which is or will be issued or outstanding prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has reserved (i) up to 1,828,286 shares of Common Stock for issuance upon exercise or conversion of the Warrants, (ii) up to 1,384,696 shares of Common Stock for issuance upon exercise of outstanding options and (iii) up to 2,177,540 shares of Common Stock for issuance upon exercise of outstanding warrants other than the Warrants. SCHEDULE 3.03 sets forth the outstanding capitalization of the Company as of the date hereof, including the material terms (expiration date, exercise price, etc.) of such outstanding options and warrants and, except for such outstanding options and warrants, there are no other options, warrants or other rights outstanding to purchase or acquire, or any securities convertible into, nor has the Company agreed to issue or reissue, other than pursuant to this Agreement, any of the Company's authorized and unissued capital stock. There are no agreements or understandings that affect or relate to the voting or giving of written consent with respect to any of the Company's outstanding securities. There are no preemptive rights with respect to the issuance or sale of the Company's capital stock and there are no restrictions on the transfer of the Company's capital stock other than those arising from federal and state securities laws.

    SECTION 3.04. SEC REPORTS; FINANCIAL STATEMENTS. The Company has filed with the Commission all forms, reports and documents required to be filed by it pursuant to the Exchange Act, all of which, when filed, complied in all material respects with all applicable requirements of the Exchange Act. The Purchasers have been provided true and correct copies (not including exhibits) of the Company's (i) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 as filed with the Commission, (ii) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, in each case as filed with the Commission, and (iii) proxy statements relating to all meetings of its stockholders (whether annual or special) since December 31, 1996 and prior to the date hereof (collectively, the "Company's SEC Reports"). As of their respective dates, the Company's SEC Reports (not including any exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the Company's SEC Reports or incorporated by reference therein were

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prepared in accordance with generally accepted accounting principles ("GAAP")
(subject, in the case of such unaudited financial statements, to the absence of complete footnotes) applied on a consistent basis (except as indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company at the dates thereof and the results of its operations and cash flows for the periods then ended (subject in the case of the unaudited interim financial statements, to normal year-end audit adjustments).

    SECTION 3.05. ABSENCE OF CERTAIN DEVELOPMENTS. Since September 30, 1996, there has been no change in the assets, liabilities, condition (financial or otherwise), operating results, business or prospects of the Company from that reflected in the Company's SEC Reports, except changes in the ordinary course of business that have not been, individually or in the aggregate, materially adverse to the assets, properties, condition (financial or otherwise), operating results, business or prospects of the Company. Since September 30, 1996, the Company has not (i) directly or indirectly declared or paid any dividend or ordered or made any other distribution on account of any shares of any class of the capital stock of the Company, (ii) directly or indirectly redeemed, purchased or otherwise acquired any such shares or agreed to do so or set aside any sum or property for any such purpose, (iii) made any capital expenditures exceeding $100,000, or (iv) incurred any indebtedness exceeding $100,000.

    SECTION 3.06. COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default of any provision of its Certificate of Incorporation or By-Laws or of any material mortgage, indenture, contract, agreement, instrument, judgment or decree to which the Company is a party or by which it is bound. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of or conflict with the Company's Certificate of Incorporation or By-Laws, and will not result in any violation of or conflict with, or constitute a default under, any material mortgage, indenture, contract, agreement, instrument, judgment or decree to which the Company is a party or by which it is bound or in the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

    SECTION 3.07. REGISTRATION RIGHTS. Except as set forth in SCHEDULE 3.07 hereto, and the provisions of Article VII of this Agreement, the Company is not under any contractual obligation to register under the Securities Act any of its currently outstanding securities or any of its securities which may hereafter be issued.

    SECTION 3.08. GOVERNMENTAL CONSENT. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution, delivery and performance

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of this Agreement or the Warrant Agreement, the offer, sale or issuance of the Shares, the Warrants and the Warrant Shares or the consummation of any other transaction contemplated hereby, except for filings that may be required to comply with applicable federal and state securities laws.

    SECTION 3.09. OFFERING. Subject to the accuracy of the representations of the Purchasers in Article IV, the offer, sale and issuance of the Shares and the Warrants as contemplated by this Agreement, and the issuance of the Warrant Shares issued upon exercise or conversion of the Warrants, will constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

    SECTION 3.10. SUBSIDIARIES. The Company has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association, partnership or business entity, nor has the Company made any commitment or subscribed for the purchase of any such equity interest.

    SECTION 3.11. ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any liability or obligation, absolute or contingent, that is not reflected in the financial statements included in the Company's SEC Reports, other than obligations and liabilities which taken individually or in the aggregate would not have a material adverse effect on the Company's assets, liabilities, condition (financial or otherwise), operating results, business or prospects.

    SECTION 3.12. TAXES. The Company has filed all tax returns and reports required by law to be filed, and has paid all taxes, assessments and other governmental charges that are due and payable, except for those matters reasonably being contested by the Company and those matters which, individually and in the aggregate, would not have a material adverse effect on the Company's assets, liabilities, condition (financial or otherwise), operating results, business or prospects. The charges, accruals and reserves on the books of the Company in respect of taxes are considered adequate by the Company, and the Company knows of no assessment for additional taxes or any basis therefor.

    SECTION 3.13. TITLE TO PROPERTIES: LIENS AND ENCUMBRANCES. The Company has good title to all properties and assets which it owns or purports to own, both real and personal, tangible and intangible, reflected on the balance sheet included in the financial statements included in the Company's SEC Reports or acquired after the date thereof (except inventory or other personal property disposed of in the ordinary course of business subsequent to the date thereof), and such properties and assets are not subject to any mortgage, pledge, lien, security interest, encumbrance or charge other than (i) liens for current taxes not yet due and payable, (ii) liens and encumbrances that do not materially detract from the value of the property subject thereto or materially impair the

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operations of the Company, or (iii) liens securing obligations reflected in such financial statements. With respect to properties or assets it leases, the Company is in compliance with such leases (except for such defaults or breaches that would not have a material adverse affect on the Company) and holds valid leasehold interests free of any liens, claims or encumbrances except for those described in subsections (i) through (iii) hereof.

    SECTION 3.14. LITIGATION. ETC. There are no actions, suits, proceedings or investigations (i) pending or, to the Company's knowledge, threatened against the Company or which otherwise involve the Company's business or operations, or
(ii) to the Company's knowledge, pending or threatened against any of its officers, directors or principal stockholders in their capacities as officers, directors or stockholders.

    SECTION 3.15. EMPLOYEES. To the Company's knowledge, no employee of the Company is in violation of any term of any employment contract or any other contract or agreement between such employee and the Company. None of the employees of the Company is represented by any labor union, and there is no strike or other labor dispute pending or, to the knowledge of the Company, threatened, with respect to the Company.

    SECTION 3.16. COMPLIANCE WITH LAW. The Company is conducting its business and operations in material compliance with all governmental rules and regulations applicable thereto, including without limitation those relating to occupational safety, environmental, health and employment practices, and is not in violation or default in any material respect under any statute, law, ordinance, rule, regulation, judgment, order, decree, concession, grant, franchise, license or other governmental authorization or approval applicable to it or any of its properties.

    SECTION 3.17. PERMITS. The Company has all permits, licenses, orders and approvals of any federal, state, local or foreign governmental or regulatory body (collectively, the "Permits") that are material to or necessary in the conduct of its business as now conducted; all such Permits are in full force and effect; no violations have been recorded in respect of any such Permits; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any such Permits.

    SECTION 3.18. BROKERS OR FINDERS. The Company has not retained any investment banker, broker or finder in connection with the transactions contemplated by this Agreement, and there are no brokerage commissions, finder's fees or similar items of compensation payable in connection therewith based on any arrangement or agreement made by or on behalf of the Company.

    SECTION 3.19. DISCLOSURE. This Agreement, including the schedules hereto, was prepared

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in good faith by the Company and does not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein not misleading.

    SECTION 3.20. INTELLECTUAL PROPERTY. The Company owns or possesses the requisite licenses or rights to all trademarks, service marks, service names, trade names, patents and patent applications, copyrights and other rights (collectively the "Intangibles") described as owned or licensed by the Company in the SEC Reports. There is no claim, action or proceeding by any person pending or, to the Company's knowledge, threatened which pertains to or challenges the validity, enforceability or exclusive right of the Company with respect to any Intangibles used in the conduct of the Company's business except as described in the SEC Reports. To the Company's knowledge, the Company's current products, services and processes do not infringe on any Intangibles held by any third party. Except as set forth in the agreements disclosed in the SEC Reports, the Company is not under any obligation to pay royalties or fees of any kind whatsoever to any third party with respect to technology it has developed, uses, employs or intends to use or employ.

    SECTION 3.21. MATERIAL CONTRACTS. All contracts, agreements (including license agreements and any other agreements relative to the Company's technology), leases or other commitments, written or oral, absolute or contingent, to which the Company is a party are filed or incorporated by reference as exhibits to the Company's SEC Reports, other than (i) contracts entered into in the ordinary course of business, requiring the expenditure by the Company or the payment to the Company of no more than $100,000 and (ii) contracts terminable by the Company on no more than 30 days' notice without material cost or liability to the Company. Each such material contract (including, without limitation, contracts between the Company and each of (i) the University of Florida Research Foundation, (ii) Warner-Lambert Co. and (iii) Raymond Bergeron) is valid and in full force and effect, and no event of default (or event or circumstance which, with the lapse of time or giving of notice, or both, would constitute an event of default) exists under any such material contract. The Company is not in breach of any of the material provisions of any such material contract and, to the Company's knowledge, no other party to any such material contract is in breach of any of the material provisions thereof.

    SECTION 3.22. INTERESTED PARTY TRANSACTIONS. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. Except as set forth in SCHEDULE 3.22 hereto, no stockholder, executive officer or director of the Company, nor any immediate family member of such person, is a party to any transaction with the Company which is or would be required to disclose in the Company's SEC Reports pursuant to Item 404 of Regulation S-K of the rules and regulations under the Securities Act and the Exchange Act.

    SECTION 3.23. BOOKS AND RECORDS. The minute books of the Company reflect, in all

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material respects, all meetings and other corporate actions of the stockholders and Board of Directors (and any committees thereof) of the Company.

    SECTION 3.24. ERISA. Each employee benefit plan (within the meaning of Section 3(3) the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) which is subject to ERISA and/or the Internal Revenue Code of 1986, as amended (the "Code") conforms to, and its operation and administration are in compliance with, all applicable requirements of ERISA and/or the Code, as applicable. There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against any employee plan or against the assets of any employee plan. Each "Employee Welfare Benefit Plan" (as defined in Section 3(1) of ERISA) covering any present or former employee of the Company subject to the requirements of COBRA has complied with all requirements for continuation coverage under group health benefit plans under COBRA and there are no claims against the Company for a failure or alleged failure to comply with the COBRA continuation requirements. The Company does not and has not ever contributed to a "multiemployer plan" (as defined in Section 3(37) of ERISA) and no amount is due or owing on account of any withdrawal therefrom. Notwithstanding anything else set forth herein, the Company has incurred no liability with respect to any such plan under ERISA (including, without limitation Title I or Title IV of ERISA, other than liability for premiums due to the Pension Benefit Guaranty Corporation), the Code or other applicable law, which has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances which could result in the imposition of any liability under ERISA (including, without limitation Title I or Title IV of ERISA), the Code or other applicable law with respect to any such plan.

                                  ARTICLE IV

                   PURCHASER REPRESENTATIONS AND WARRANTIES

    SECTION 4.01 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each Purchaser represents and warrants to the Company as follows:

         (a) INVESTMENT INTENT. Such Purchaser is acquiring the Units, the Shares, the Warrants and the Warrant Shares for its own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, and that it has no present intention of distributing or selling such Units, Shares, Warrants or Warrant Shares.

         (b) TRANSFER RESTRICTIONS. Such Purchaser understands that the Units, the Shares, Warrants and Warrant Shares have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and hereby agrees not to make any sale, transfer or other disposition of the same in the absence of (i) an effective registration statement covering such securities under the Securities Act and any securities laws of any applicable state or other jurisdiction or (ii) an applicable exemption from registration under the Securities Act (including, without limitation, pursuant to Rule 144 under the Securities Act) and other applicable securities laws.

         (c) OPPORTUNITY TO INVESTIGATE. Such Purchaser (i) has had the opportunity to ask questions concerning the Company (including, without limitation, the Company's prior financings) and all such questions posed have been answered to such Purchaser's satisfaction; (ii) has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the Company; and (iii) has such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of purchasing the Shares and the Warrants and to make an informed investment decision relating thereto.

         (d) ACCREDITED INVESTOR. Such Purchaser is an "accredited investor" as such term is defined in Regulation D under the Securities Act.

         (e) ORGANIZATION AND GOOD STANDING. If such Purchaser is not an individual, such Purchaser is duly organized, validly existing and in good standing under the laws of the State or country of its formation.

         (f) POWER AND AUTHORIZATION. If such Purchaser is not an individual, such Purchaser has the power and authority to enter into this Agreement and the Warrant Agreement, and the execution, delivery and performance by such Purchaser of this Agreement and the Warrant Agreement have been duly authorized by all necessary corporate or partnership action. This Agreement and the Warrant Agreement each constitutes the valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors' rights generally and by general equitable principles.

         (g) BROKERS OR FINDERS. There are, and there will be, no brokerage commissions, finder's fees or similar items of compensation payable by the Company in connection with any broker's or finder's arrangement or agreement made by or on behalf of such Purchaser, and such Purchaser hereby indemnifies the Company against the same.

                                   ARTICLE V

                            CONDITIONS TO CLOSINGS

    SECTION 5.01. CONDITIONS TO THE PURCHASERS' OBLIGATIONS. Each Purchaser's obligation to purchase and pay for the Units to be purchased by it at the Closing is subject to the complete satisfaction by the Company, on or before such Closing, of the following conditions:

    (a) OPINION OF COMPANY'S COUNSEL. The Purchasers shall have received from counsel for the Company, an opinion, dated the date of the Closing Date, in the form set forth in EXHIBIT B hereto with respect to the Closing.

    (b) REPRESENTATIONS AND WARRANTIES; OFFICER'S CERTIFICATE. The Company's representations and warranties contained in Article III shall be true and correct on and as of the date of the Closing with the same effect as if made on and as of the date of the Closing. All agreements and conditions to be performed or satisfied by the Company hereunder on or before the date of the Closing shall have been duly performed or satisfied. The Company shall have delivered to the Purchasers a certificate, dated the date of the Closing and signed by the President of the Company, to such effect.

    (c) CONSENTS AND APPROVALS. The Company shall have delivered to the Purchasers a certificate, dated the date of the Closing and signed by the President of the Company, listing any consents, waivers, approvals, authorizations, registrations, filings and notifications (including without limitation those of the character referred to in Section 3.08) which are necessary, to which shall be attached evidence, satisfactory to the Purchasers, that the same have been obtained or made and are in full force and effect, or stating that none is necessary.

    (d) CHARTER OF THE COMPANY. The Purchasers shall have received a copy of the Company's Certificate of Incorporation thereof, certified as of a recent date by the Delaware Secretary of State.

    (e) CLOSING DOCUMENTS. The Purchasers shall have received (i) a copy of the Warrant Agreement, duly executed by the Company, (ii) certificates representing the Shares and the Warrants, registered in the names of the Purchasers, (iii) the Company's audited financial statements for the year ending December 31, 1996 and report thereon from Deloitte & Touche LLP, which shall be in form and substance to the reasonable satisfaction of the Purchasers and (iv) such certificates as to the good standing of the Company and certificates of officers of the Company as counsel to the

Purchasers may reasonably request.

    (f) STATUS OF PRIOR OFFERING. The Purchasers shall have received a copy of correspondence from the Company to the participants in the Company's 1996 private placement of units (consisting of one share of common stock and one warrant) at $5.50, which correspondence shall, among other things, (i) inform such participants of the transactions contemplated by this Agreement and (ii) offer to modify certain terms and conditions applicable to such private placement of units, and the Purchasers shall be reasonably satisfied that such correspondence has been sent to such participants.

    (g) SUFFICIENCY OF PROCEEDS. The Purchasers shall be satisfied that the net proceeds from the issuance and sale of the units will be sufficient to fund the Company's product and corporate development for a period of not less than 24 months following the Closing.

    (h) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings and all documents incident to the transactions contemplated by this Agreement and the other agreements contemplated hereby shall be satisfactory in form and substance to the Purchasers and their counsel, and the Purchasers and the counsel shall have received copies of all documents and records relating thereto.

    (i) OTHER PURCHASERS. Each other Purchaser purchasing more than 15,000 Units shall have tendered the purchase price and accepted delivery of the Units to be issued to them at the Closing as set forth in SCHEDULE A.

    (j) PAYMENT OF FEES AND DISBURSEMENTS OF PURCHASERS. The costs, fees and expenses of counsel to the Purchasers identified in Section 9.14 shall have been paid in full.

    (k) BOARD OF DIRECTORS. Upon the Closing, the Company shall have caused to be appointed or elected to the Company's Board of Directors a designated representative of the Cross Atlantic Partners Funds.

    (l) ESOP POOL. The Proxy Statement for the 1997 Company's Annual Meeting of Stockholders shall contain a proposal (the "Proposal") to stockholders to increase the Company's ESOP Pool by an additional 300,000 options for Common Stock, and such Proposal shall be recommended for approval to the Company's stockholders by the Company's Board of Directors.

    SECTION 5.02. CONDITIONS TO THE COMPANY'S OBLIGATIONS. The Company's obligation to issue the Units to the Purchasers at the Closing is subject to the satisfaction of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Purchaser contained in Article IV shall be true, correct and complete in all material respects on and as of the date of the Closing with the same force and effect as if they had been made on and as of the date of the Closing.

    (b) PAYMENT OF PURCHASE PRICE. Each Purchaser shall have delivered to the Company and the Company shall have received payment in full of the purchase price relating to the number of Units to be purchased by such Purchaser at the Closing.

    (c) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings and all documents incident to the transactions contemplated by this Agreement and the other agreements contemplated hereby shall be satisfactory in form and substance to the Company and its counsel, and the Company and its counsel shall have received copies of all documents and records relating thereto.

                                  ARTICLE VI

                           COVENANTS OF THE COMPANY

    SECTION 6.01 AFFIRMATIVE COVENANTS. The Company covenants and agrees that, from the date of the Closing and thereafter so long as Fifteen Percent (15%) of the number of Warrants originally issued shall remain outstanding, it shall, unless it has received the prior written consent or written waiver of at least 66-2/3% of the holders of such outstanding Warrants, perform and observe the following covenants and provisions, and shall cause each Subsidiary, if and when such Subsidiary exists, to perform and observe the following covenants and provisions as applicable to such Subsidiary:

    (a) FINANCIAL STATEMENTS; OTHER REPORTS. The Company and each Subsidiary will maintain proper books of account and records in accordance with GAAP applied on a consistent basis, and will deliver to each Purchaser (or Affiliate transferee thereof) owning at least fifty thousand Shares and/or Warrant Shares (each, a "Rights Holder"):

         (i)   as soon as available and in any event within forty-five
    (45) days after the end of each of the first three quarters of each fiscal year of the Company, a copy of the

    Company's quarterly Report on Form 10-Q or Form 10-QSB, prepared in accordance with GAAP consistently applied (subject to year-end audit adjustments), and duly certified by the Chief Financial Officer of the Company;

         (ii) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of Company's Annual report on Form 10-K or Form 10-KSB, prepared in accordance with GAAP consistently applied, together with the annual audit report for such year by one of the "big six" independent public accountants of recognized standing;

         (iii) promptly after sending, making available, or filing the same, such other reports and financial statements as the Company shall send or make available to the stockholders of the Company; and

         (iv) in the event that the Company ceases to become subject to the provisions of Section 13 or 15(d) of the Exchange Act, all reports and other documents that would be required to be filed by the Company under the Securities Act and the Exchange Act if the Company were then subject to the provisions of Section 13 or 15(d) of the Exchange Act, at the times and in the manner that such reports and documents would be required to be so filed.

    Neither the foregoing provisions of this Section 6.01(a) nor any other provision of this Agreement shall be in limitation of any rights which a Purchaser may have with respect to the books and records of the Company and its Subsidiaries, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated.

    (b) BOARD OBSERVATION; INSPECTION. Each Rights Holder and such agents, advisors and counsel as such Rights Holder may designate, may, at its expense,
(i) attend and observe each meeting (whether physical or telephonic) of the Company's Board of Directors or any committee thereof (and with respect to which the Company covenants and agrees to provide each Rights Holder with reasonable advance notice) or (ii) visit and inspect any of the properties of the Company and each Subsidiary, examine the books of account of the Company and each Subsidiary, take extracts therefrom and discuss the affairs, finances and accounts of the Company and each Subsidiary with its officers and employees and public accountants (and by this provision the Company and each Subsidiary hereby authorizes said accountants to discuss with such Rights Holder and such persons its finances and accounts), at reasonable times and with reasonable prior notice during normal business hours. All such visits and inspections shall be conducted in a manner which will not unreasonably interfere with the normal business operations of the Company and each Subsidiary.

    (c) PRESERVATION OF CORPORATE EXISTENCE. The Company and each Subsidiary will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties. The Company and each Subsidiary shall preserve and maintain all licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, copyrights and other Intangibles owned or possessed by it and necessary to the conduct of its business.

    (d) COMPLIANCE WITH LAWS. The Company will comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

    (e) BOARD OF DIRECTORS. The Company shall cause to be appointed or elected to the Company's Board of Directors (i) upon the Closing, a designated representative of the Cross Atlantic Partners Funds and (ii) within 60 days following the Closing, an additional person recommended by the Purchasers and agreed to by a majority of the Company's Board of Directors. Such two new Board members shall, immediately upon their appointment or election to the Board, qualify for stock options and other compensation or incentives afforded to other members of the Board of Directors. The Company shall at all times maintain provisions in its By-laws or certificate of incorporation indemnifying all directors against liability and providing for the advancement of expenses to the maximum extent permitted under the laws of the jurisdiction of its incorporation.

    (f) AVAILABILITY OF COMMON STOCK. The Company shall, from time to time, in accordance with the laws of the state of its incorporation and the Warrant Agreement, increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall be insufficient to permit the exercise or conversion of all the then outstanding Warrants Shares.

    (g) USE OF PROCEEDS. The Company shall use the net proceeds from the issuance and sale of the Units solely to fund product and corporate development.

    (h) CERTAIN PATENT MATTERS. The Company represents that certain of its intellectual property is licensed to it by the University of Florida Research Foundation (the "UFRF"). The Company hereby agrees to increase its level of review and participation in the prosecution of the patent rights licensed to it by the UFRF, and to take any and all actions necessary to insure that the patent rights of UFRF licensed to the Company are properly protected and licensable to the

Company in a manner consistent with, and in furtherance of, its contractual rights and obligations with UFRF. In addition, the Company agrees to comply with its royalty and other contractual obligations to UFRF in order to maintain its rights to the intellectual property licensed by UFRF, in each case to the extent it is commercially reasonable for the Company to do so.

    SECTION 6.02 NEGATIVE COVENANTS. Without limiting any other covenants or provisions hereof, the Company covenants and agrees that it will comply with and observe the following negative covenants and provisions, and will cause each Subsidiary to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, if and when such Subsidiary exists, and will not without the written consent or written waiver of the holders of at least 66-2/3% of the holders of such Warrants, do any of the actions set forth in the following covenants and provisions:

    (a) The Company will not, by amendment of its Certificate of Incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrant Agreement or the Warrant Certificates. Without limiting the generality of the foregoing, the Company (i) will not permit the par value or the determined or stated value of any shares of the Company's Common Stock receivable upon the exercise of the Warrants to exceed the amount payable therefor upon such exercise, (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of the Company's Common Stock, upon the exercise or conversion of the Warrants from time to time outstanding, including, without limitation, amending its Certificate of Incorporation to reduce or eliminate the par value of the Common Stock and
(iii) will not take any action which results in an adjustment in the number of Warrant Shares obtainable upon the exercise of any Warrants if the total number of shares of the Company's Common Stock (or other securities) issuable after such action upon the exercise or conversion of all of the then-outstanding Warrants would exceed the total number of shares of the Company's Common Stock (or other securities) then authorized by the Company's Certificate of Incorporation and available for purpose of issuance upon such exercise.

    (b) The Company shall not extend the maturity date of any of the 1,265,000 warrants issued in the Company's initial public offering without the prior written consent of holders of at least 50% of the total of the outstanding Shares and the Warrant Shares and, if such consent is granted, any such extension of such maturity date shall be for a period not to exceed 180 days; PROVIDED that (i) any such extension shall have been approved by a majority vote of the Board of Directors, (ii) any such extension of such maturity date shall be for a period not to exceed 180 days and (iii) notwithstanding the foregoing, in no event shall the maturity date of such warrants be extended on more than one occasion; PROVIDED FURTHER that the Company's obligations under this Section 6.02(b) shall terminate when less than Fifteen Percent (15%) of the number of Warrants originally issued remain outstanding.

                                  ARTICLE VII

                              REGISTRATION RIGHTS

         SECTION 7.01. REGISTRATION FOR RESALE. On or prior to the first anniversary of the date of this Agreement, the Company shall have filed with the Commission, and shall have used its best efforts to cause the Commission to have declared effective, a "shelf" registration statement on Form S-3 (or any other form of registration statement on which it may file for registration under the Securities Act) pursuant to Rule 415 (or similar rule that may be adopted by the Commission) for the resale of the Registrable Shares (the "Registration Statement"); provided that in the event that the Company is not then eligible to utilize a Form S-3 registration statement, the Company's obligations under this
Section 7.01 shall instead require the filing of a registration statement on Form S-1 or Form S-2. The Company agrees to use its best efforts to keep the Registration Statement effective until the earliest to occur of (i) 5 years from the date of this Agreement, (ii) the sale of all Registrable Shares pursuant to such Registration Statement or (iii) the date when all Registrable Shares become freely transferable without registration. The Company also agrees that it shall
(i) prepare and file such post-effective amendments to the Registration Statement and/or such additional Registration Statements as may be necessary to ensure that at all times there shall be registered with the Commission for resale by the sellers of Registrable Shares from time to time as provided in this Section 7.01 sufficient shares of Common Stock to account for all Warrant Shares and (ii) cause such post-effective amendments to the Registration Statement and/or such additional Registration Statements to be declared effective by the Commission prior to the issuance of any Warrant Shares covered thereby.

    SECTION 7.02. REGISTRATION PROCEDURES. In connection with the Company's requirement to use its best efforts to effect the registration of any Registrable Shares under the Securities Act, the Company will, as expeditiously as possible:

         (a) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified herein and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement in accordance with the sellers' intended method of disposition set forth in such registration statement for such period;

         (b) furnish to each seller of Registrable Shares such number of copies of the registration statement and each such amendment and supplement thereto (in each case including all exhibits) and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Registrable Shares covered by such registration statement;

         (c)  use its best efforts to register or qualify the Registrable
Shares covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the sellers of Registrable Shares reasonably shall request, PROVIDED, HOWEVER, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, unless the Company is already subject to service in such jurisdiction;

         (d) use its best efforts to list the Registrable Shares covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

         (e) comply with all applicable rules and regulations under the Securities Act and Exchange Act;

         (f) immediately notify each seller of Registrable Shares under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare and furnish to such seller a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

         (g) make available for inspection by each seller of Registrable Shares, and any attorney, accountant or other agent retained by such seller reasonable access to all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, attorney, accountant or agent in connection with such registration statement;

         (h) cooperate with the selling holders of Registrable Shares to facilitate the timely preparation and delivery of certificates representing Registrable Shares to be sold, such certificates to be in such denominations and registered in such names as such holders or the managing underwriter may request at least two business days prior to any sale of Registrable Shares; and

         (i) permit any holder of Registrable Shares which holder, in the sole and exclusive judgment, exercised in good faith, of such holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included.

         In connection with each registration hereunder, the sellers of Registrable Shares will furnish to the Company in writing such information requested by the Company with respect to themselves and the proposed distribution by them as shall be necessary in order to assure compliance with Federal and applicable state securities laws; and such sellers shall provide the Company with appropriate representations with respect to the accuracy of such information.

    SECTION 7.03.  EXPENSES.  All expenses incurred in complying with Sections
7.01 and 7.02, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, and reasonable fees and disbursements of one counsel selected by a majority in interest of the sellers of Registrable Shares, shall be paid by the Company.

    SECTION 7.04.  INDEMNIFICATION AND CONTRIBUTION.

         (a) In the event of a registration of any of the Registrable Shares under the Securities Act pursuant to this Article VII, the Company will indemnify and hold harmless each holder of Registrable Shares, its officers, directors and partners, and each other person, if any, who controls such holder within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such holder, officer, director, partner or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any prospectus, offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Shares were registered under the Securities Act pursuant to Section 7.01, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Shares under the securities laws thereof (any such application, document or information herein called a "Blue Sky Application"), (iii) any omission or alleged omission to state in any such registration statement, prospectus, amendment or supplement or in any Blue Sky Applications executed or filed by the Company, a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) any violation by the Company or its agents of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration, or (v) any failure to register or qualify the Registrable Shares in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification (provided that in such instance the Company shall not be so liable if it has used its best efforts to so register or qualify the Registrable Shares) and will reimburse each such seller, and such officer, director and partner, and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being so incurred, PROVIDED, HOWEVER, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with written information furnished by any such holder or any such controlling person in writing specifically for use in such registration statement or prospectus.

         (b) In the event of a registration of any of the Registrable Shares under the Securities Act pursuant to this Article VII, each seller of such Registrable Shares thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each other seller of Registrable Shares against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director or other seller may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any prospectus offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Shares were registered under the Securities Act pursuant to Section 7.01, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), or any Blue Sky Application or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director and other seller for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being so incurred, PROVIDED, HOWEVER, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; and PROVIDED, FURTHER, HOWEVER, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the securities sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the proceeds received by such seller from the sale of Registrable Shares covered by such registration statement.

         (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section and shall only relieve it from any liability which it may have to such indemnified party under this
Section if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, PROVIDED, HOWEVER, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or that the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. No indemnifying party, in the defense of any such claim or action, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or action.
Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

         (d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) the Company, any holder of Registrable Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of the Company, any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Shares offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion; PROVIDED, HOWEVER, that, in any such case, (A) no such holder of Registrable Shares will be required to contribute any amount in excess of the proceeds received from the sale of all such Registrable Shares offered by it pursuant to such registration statement; and
(B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

         (e) The indemnities and obligations provided in this Section shall survive the transfer of any Registrable Shares by such holder.


                                 ARTICLE VIII

                         LIMITATIONS AND RESTRICTIONS

    SECTION 8.01. RESTRICTIONS ON SALES BY PURCHASERS. Each Purchaser agrees that until the first anniversary of the Closing hereunder, it will not, nor will it permit any of its Affiliates to sell or propose to sell any Shares purchased at the Closing except as follows:

    (a)  A Purchaser may transfer Shares to any of its Affiliates;

    (b) A Purchaser may sell its Shares pursuant to a tender offer or exchange offer for all outstanding shares of the Company's Common Stock approved by the Company's Board of Directors;

    (c) A Purchaser may (i) if such Purchaser is a partnership, distribute Shares to the partners of such partnership, (ii) transfer Shares to such Purchaser's children and/or grandchildren and/or such Purchaser's spouse's children and/or grandchildren, whether biological or adopted (collectively, such Purchaser's "descendants"), (iii) transfer Shares to the trustee or trustees of a trust revocable solely by such Purchaser, (iv) transfer Shares to the trustee or trustees of an irrevocable trust the sole beneficiaries of which are such Purchaser, his spouse and/or his descendants, (v) transfer Shares to a guardian or conservator, or (vi) transfer any such shares in the event of death to such Purchaser's heirs or the beneficiaries or the legal representative of his estate; and

    (d) A Purchaser may sell all or any part of the Shares owned by Purchaser or its Affiliates pursuant to the registration rights provisions contained in
Article VII.

                                  ARTICLE IX

                                 MISCELLANEOUS

    SECTION 9.01. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telecopy or facsimile transmission (receipt confirmed) or
(iii) sent by international overnight or express courier.

If to the Company:                SunPharm Corporation
                                  4651 Salisbury Road
                                  Jacksonville, FL  33256
                                  Attn:  President
                                  FAX:  (904) 296-6202

with a copy to:                   Cecilia Bryant
                                  1400 Prudential Drive, Suite 7

                                  Jacksonville, FL  32207
                                  FAX:  (904) 398-5477

If to a Purchaser:                at its address on Schedule A hereto

with a copy to:                   Mintz Levin Cohn Ferris Glovsky and
                                    Popeo, P.C.
                                  One Financial Center
                                  Boston, MA  02111
                                  Attn:  Lewis J. Geffen, Esq.
                                  FAX:  (617) 542-2241

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, or
(iii) if sent by overnight or express courier, on the Business Day following the day such notice is delivered to the courier service.

    SECTION 9.02. LEGENDS. Each Purchaser acknowledges that, until registered under the Securities Act and any applicable state securities laws or transferred pursuant to the provisions of Rule 144 promulgated under the Securities Act ("Rule 144"), each certificate representing a Share or Warrant, whether upon initial issuance or upon any transfer thereof, shall bear a legend (and the Company and its transfer agent shall make a notation on its books of transfer to such effect), prominently stamped or printed thereon, in substantially the following form:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY APPLICABLE STATE OR OTHER JURISDICTION, HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE ACT AND ANY SECURITIES LAWS OF ANY APPLICABLE STATE OR OTHER JURISDICTION, (2) AN EXEMPTION FROM REGISTRATION , PURSUANT TO RULE 144 UNDER THE ACT OR (3) A WRITTEN OPINION IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT

    REGISTRATION IS NOT REQUIRED PURSUANT TO SOME OTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR UNDER OTHER APPLICABLE SECURITIES LAWS."

    SECTION 9.03. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the provisions hereof and supersedes all prior oral or written agreements and understandings relating to the provisions hereof, and no other statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

    SECTION 9.04. MODIFICATIONS AND AMENDMENTS. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Company and the holders of not less than a majority of the outstanding Shares and Warrants.

    SECTION 9.05. WAIVERS AND CONSENTS. Except as otherwise expressly provided herein, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Company and the holders of not less than a majority of the outstanding Shares and Warrants. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

    SECTION 9.06. ASSIGNMENT. The rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that a Purchaser without the consent of the Company may assign this Agreement or any of its rights or obligations (i) to an Affiliate of the Purchaser or to an entity with which the Purchaser shall merge or consolidate or to which the Purchaser shall sell or assign all or substantially all of its assets or (ii) in compliance with the provisions of Section 4.01(b) or Section 8.01.

    SECTION 9.07. BENEFIT. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement, except for the persons entitled to indemnification pursuant to the provisions of
Article VII.

    SECTION 9.08. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to the conflict of law principles thereof.

    SECTION 9.09. SEVERABILITY. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

    SECTION 9.10. INTERPRETATION. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

    SECTION 9.11. HEADINGS AND CAPTIONS. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

    SECTION 9.12. ENFORCEMENT. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party.

    SECTION 9.13. NO WAIVER OF RIGHTS, POWERS AND REMEDIES. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

    SECTION 9.14. EXPENSES. Each of the parties hereto shall pay its own fees and expenses in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated, except that (i) the Company shall pay the reasonable fees and expenses for (A) one legal counsel for the Purchasers, not to exceed $25,000 and (B) one patent counsel for the Purchasers, not to exceed $7,500 and (ii) in the event that the Closing does not occur through no fault of the Purchasers after execution of this Agreement, the Company shall be responsible for the reasonable and documented out of pocket expenses of the Purchasers, such expenses not to exceed $30,000.

    SECTION 9.15 CONFIDENTIALITY. Each of the Purchasers, on the one hand, and the Company, on the other hand, acknowledge and agree that any information or data it has acquired from the other, not otherwise properly in the public domain, was received in confidence. Each such party agrees not to divulge, communicate or disclose, or use to the detriment of the disclosing party or for the benefit of any other person or persons, or misuse in any way, any confidential information of the disclosing party concerning the subject matter hereof; PROVIDED that (i) the foregoing obligation with respect to the disclosure and use of such information shall not apply to any information which such party can demonstrate (A) was at the time of disclosure to such party or thereafter, but prior to its disclosure by such party to any third party, through no fault of such party, publicly available (other than as a result of disclosure by such party), (B) has been disclosed to such party on a non-confidential basis from a source other than any other party which, to such party's knowledge, was not prohibited from disclosing such information to such party by a legal, contractual, fiduciary or other obligation, (C) has been independently developed by the such party without the violation of any of my obligations under this Agreement or (D) is required to be disclosed by applicable law (including, without limitation, the federal securities laws), rule, regulation or regulatory body (including, without limitation, the National Association of Insurance Commissioners) and
(ii) such party may, if required by subpoena or valid legal process, disclose any such information, but only to the extent so required and only after using its best efforts to give the other party or parties (as the case may be) prior notice of such required disclosure in order to afford such party or parties an opportunity to obtain an injunction, a protective order or other relief.

    SECTION 9.16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

                             SUNPHARM CORPORATION




                             By:
                                  --------------------------------
                             Name:
                             Title:




                    Counterpart Signature Pages Begin on Next Page

                      COUNTERPART SIGNATURE PAGE FOR PURCHASERS

    The undersigned hereby agrees to become a party to that certain Unit Purchase Agreement dated as of March 28, 1997 (the "Agreement") among SunPharm Corporation (the "Company") and others and that certain Warrant Agreement dated as of March 28, 1997 (the "Warrant Agreement") among the Company and others. From and after the undersigned's execution and delivery and the Company's acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement and the Warrant Agreement, and the Units (including the Shares and the Warrants) purchased by the undersigned shall be deemed to be "Units" for all purposes of the Agreement and the Warrants purchased by the undersigned shall be deemed to be "Warrants" for all purposes of the Warrant Agreement.

                             --------------------------------------------
                             Printed Name of Purchaser

                             --------------------------------------------
                             Signature of Purchaser

                             Investment Amount:
                                                 ------------------------

                             Number of Units:
                                              ---------------------------

                             By:
                                 ----------------------------------------

                             Title:
                                    -------------------------------------

                             Address:
                                      -----------------------------------

                                      -----------------------------------

                                      -----------------------------------


                             Date:
                                   --------------------------------------

Agreed and accepted to as to
         Units at $3.50 per Unit:
--------

SUNPHARM CORPORATION

By:
        ------------------------
Title:
        ------------------------
Date:
        ------------------------

                                      SCHEDULE A

                                                NUMBER OF           AGGREGATE
PURCHASER                                 UNITS PURCHASED      PURCHASE PRICE
---------                                 ---------------      --------------

Cross Atlantic Partners K/S                       450,000          $1,575,000
c/o Hambro Health International, Inc.
650 Madison Avenue, 21(st)  Floor
New York, NY  10022

Cross Atlantic Partners II K/S                    264,286            $925,000
c/o Hambro Health International, Inc.
650 Madison Avenue, 21(st)  Floor
New York, NY  10022

New York Life Insurance Company                   571,429          $2,000,000
51 Madison Avenue
New York, NY  10010
  Attn:  Investment Department
    Private Finance Group, Room 206
    FAX:  (212)  447-4122
with a copy (excluding periodic
 financial statements) to:
  Attn:  Office of General Counsel
    Investment Section, Room 1104
    FAX:  (212)  576-8340

InterSouth Partners III, L.P.                     200,000            $700,000
1000 Park Forth Plaza
Durham, NC  27713

Pensionskassen for Vaerksteds-                    142,857            $500,000
      funktionaerer  i Jernet
12 Sankt Annae Plads - DK 1250
Copenhagen K - Denmark

Apoteksassistenternes                             142,857            $500,000
      Pensionskasse
Hojbro Plads 6 - DK 1200
Copenhagen K - Denmark

Pensionskassen for Apotekere                        4,285             $15,000
     og Farmaceuter
Hojbro Plads 6 - DK 1200
Copenhagen K - Denmark

Mr. Louis Perlman                                  14,286             $50,000
650 Madison Avenue, 21(st) Floor
New York, NY  10022

William Bruce and Madeleine Rudin Johnson          14,286             $50,000
(JTWROS)
1085 Park Avenue, Apt. 15A
New York, NY  10128

Cecilia Bryant                                     12,000             $42,000
1400 Prudential Drive, Suite 7
Jacksonville, FL  32207

Dr. Richard L. Lipsey                               5,714             $20,000
1400 Prudential Drive, Suite 7
Jacksonville, FL  32207

Harvey Rubin, Ph.D., M.D.                           2,286              $8,000
536 Johnson Pavilion
Philadelphia, PA  19104

Charles L. Dimmler III and Irma L. Dimmler          2,400              $8,400
(JTWROS)
c/o Hambro Health International, Inc.
650 Madison Avenue, 21(st)  Floor
New York, NY  10022

Charles L. Dimmler IV                                 800              $2,800
c/o Hambro Health International, Inc.
650 Madison Avenue, 21(st)  Floor
New York, NY  10022

Erika Ines Dimmler                                    800              $2,800
c/o Hambro Health International, Inc.
650 Madison Avenue, 21(st)  Floor
New York, NY  10022

                                               ----------          ----------
TOTAL                                           1,828,286          $6,399,000

                                    SCHEDULE 3.07

                                 Registration Rights

Registration rights have been granted by the Company pursuant to the following agreements:

4.2  --   Revised Form of Warrant Agreement relating to Redeemable Common Stock
          Purchase Warrants (Exhibit 4.2 to Amendment No. 3 to the Company's Registration Statement on Form SB-2) (Registration No. 33-85416-A).

4.4  --   Investment Agreement between the Registration and SunPharm Investors,
          L.P., dated January 11, 1993, relating to the Registrant's 9.5% Extendable Notes and Warrants (Exhibit 4.4 to the Company's Registration Statement on Form SB-2) (Registration No. 33-85416-A).

4.5  --   Revised form of Unit Purchase Option issued to Royce Investment Group,
          Inc. (Exhibit 4.5 to Amendment No. 3 to the Company's Registration Statement on Form SB-2) (Registration No. 33-85416-A).

10.10 -- Form of Bridge Warrant Certificate (Exhibit 10.10 to the Company's Registration Statement on Form SB-2) (Registration No. 33-85416-A).

10.11 -- Form of Subscription Agreement for Bridge Financing (Exhibit 10.13 to the Company's Registration Statement on Form SB-2) (Registration No. 33-854160-A).

10.12 --  Second Amended and Restated Registration Rights Agreement (Exhibit
          10.14 to the Company's Registration Statement on Form SB-2) (Registration No. 33-85416-A).

10.14 -- First Amendment to Second Amended and Restated Registration Rights Agreement (Exhibit 10.16 to Amendment No. 1 to the Company's Registration Statement on Form SB-2) (Registration No. 33-385416-A).

                                    SCHEDULE 3.22

                              Related Party Transactions


     Stefan Borg, founder of the Company was issued 467,400 shares of Common Stock in October 1991, in connection with the initial formation of the Company. No cash consideration was paid for such shares. Mr. Borg has also been awarded an option to acquire an additional 46,740 shares of Common Stock at $.32 per share, all of which are now vested based upon achievement of certain performance milestones. The Company also loaned Mr. Borg an aggregate of $35,000 during 1992 and 1993, which amount will be forgiven if Mr. Borg is engaged as President of the Company on the due date (April 1, 1996). [In 1995 the Company loaned Mr. Borg $10,000, which will be repaid in 1996.] In 1997, the Company loaned Mr. Borg $84,000, which will be repaid in 1998.

     The Company entered into the License Agreements with the University of Florida Research Foundation, Inc. in December 1991 and October 1995. The Company has issued the Foundation a total of 342,760 shares of Common Stock in partial consideration for the rights granted under the License Agreement and has ongoing royalty obligations under the License Agreement. The Company also entered into a Corporate Research Agreement with the Foundation under which the Company has agreed to fund research at the University of Florida at an annual cost of approximately $408,450 in 1992 and $625,000 per year from 1993 through 1996.

     Dr. Janicki, a director of the Company, purchased 116,850 shares of Common Stock of the Company in December 1991 at $.0064 per share, in connection with his election to the board of directors and his agreement to provide scientific consulting services to the Company during 1992. Dr. Janicki was also issued a stock option for 10,388 shares of Common Stock in exchange for the extension of his consulting agreement for 1993, exercisable at $.32 per share. In August 1992, Dr. Janicki loaned the Company $150,000 for working capital. In December 1992, Dr. Janicki purchased 2,500 shares of Series B Preferred Stock (which were converted into 4,000 shares of Common Stock upon the completion of the Company's January 1995 initial public offering) by forgiveness of $12,500 in outstanding principal of the note for such loan and the remaining balance was repaid in January 1993. Dr. Janicki also received an option to purchase 23,370 shares of Common Stock of the Company at $.32 per share as consideration for loaning the Company such funds. An additional option for the purchase of 77,900 shares of Common Stock at $.32 per share was issued to Dr. Janicki pursuant to his consulting agreement with the Company as a result of his efforts in assisting in securing the Company's strategic alliance with Nippon Kayaku. The shares vest and become exercisable proportionately based upon the total amount potentially payable under the Nippon Kayaku agreement that has actually been received by the Company from Nippon Kayaku or upon the expiration of ten years, if not previously vested. At December
31, 1995, a total of 3,895 shares may be exercised. Dr. Janicki has assigned his rights to exercise and acquire 15,580 of the shares subject to this option to Mr. Schoellhorn (7,790 shares) and one other person (7,790 shares) for their assistance in completing this transaction.

     Mr. Schoellhorn, a director of the Company, purchased 10,000 shares of Series B Preferred Stock (converted into 16,000 shares of Common Stock upon completion of the Company's initial public offering) in October 1992 when he was elected to the Board of Directors. In connection with such election and purchase, the Company entered into a consulting agreement with Mr. Schoellhorn to provide financial and business advice to the Company in exchange for an option to acquire 31,160 shares of Common Stock at a purchase price of $.32 per share. The Company also issued Mr. Schoellhorn a stock purchase warrant to acquire 77,900 shares of Common Stock at a price of $1.93 per share in connection with his election to the Board of Directors in October 1, 992.

     George Schwartz, a director of the Company, is President of Tioga Capital Corporation, general partner of SunPharm, Investors, L.P., a limited partnership formed in January 1993, which purchased approximately $500,000 of the 9.5% Extendable Notes (the "9.5% Notes") and warrants to purchase 281,882 shares of Common Stock at a weighted average price of $2.50 per share (the "Tioga Warrants") issued by the Company. In connection with such offering, Mr. Schwartz was issued an option to acquire an aggregate of 28,579 shares of Common Stock at $.32 per share and options for 11,115 shares were distributed to his associates at Tioga Capital Corporation. In addition, Tioga Capital Corporation was issued an option to acquire 11,685 shares of Common Stock of SunPharm at $.32 per share as consideration for Mr. Schwartz serving or the Board of Directors of the Company. Finally, Mr. Schwartz was issued options in August 1993 to acquire an additional 3,593 shares of Common Stock, exercisable at $.32 per share, for services in connection with assisting the Company in obtaining capital. The Company repaid the 9.5% Notes in January 1995 from the proceeds of its initial public offering.

     In August 1994, the Company elected Craig Siegler as a director of the Company, and engaged him as a consultant to provide management, marketing, economic and strategic planning services during a two-year period. Mr. Siegler is compensated under such consulting agreement at a rate of $7,500 per month, and by the issuance of a stock appreciation right for 150,000 Common Stock equivalents, exercisable (commencing in 1996 with respect to 50% and 1997 with respect to the remainder) in an amount equal to the excess of the fair market value of the Company's Common Stock on the date of exercise over $7.00 per share. Such stock appreciation right terminates on January 1,2000. As consideration for his serving on the Board and for a loan made to the Company, Mr. Siegler was granted five-year stock purchase warrants for 225,500 shares of Common Stock of the Company, such warrants befog exercisable at a price of $5.50 per share.

     In November and December 1994 and January 1995, the Company borrowed an aggregate of $200,000 from Messrs. Rejeange, Schoellhorn, Dr. Janicki and one other individual who is no longer a director. In consideration for such loans, the Company issued a note in the principal amount of $100,000, together with a warrant to purchase 10,000 shares of Common Stock at an exercise price of $7.00 per share, to Mr. Rejeange, a note in the principal amount of $15,000, together with a warrant to purchase 1,500 shares of Common Stock at an exercise price of $7.00 per share, to Mr. Schoellhorn, and a note in the principal amount of $10,000 together with a warrant to purchase 1,000 shares of Common Stock at an exercise price of $7.00 per share, to Dr. Janicki. The warrants are not exercisable until January 20, 1997. The Company repaid such notes from the proceeds of its initial public offering.

     In addition, in September 1993, each of the non-employee directors of the Company (Dr. Janicki and Messrs. Schoellhorn and Schwartz) was issued an option for 7,790 shares at an exercise price of $.32 per share, vesting over twelve months from issuance, and Mr. Rejeange was issued an option in June 1994 to purchase 15,580 shares at $1.61 per share, vesting over twenty-four months from issuance, is exchange for services as a Board member. Upon his appointment as Chairman of the Board of Directors, Mr. Rejeange was granted an option to purchase 10,000 shares of the Company's Common Stock at a purchase price of $7.25 per share. The option will expire in ten years and was fully vested upon its issuance.